Form N-SAR
Attachment for Item #77.C
Matters Submitted to a Vote of Security Holders

ECLIPSE FUNDS INC.
811-06175
For Period Ended 10/31/09

MainStay All Cap Growth Fund

(a) The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting of shareholders (“Special Meeting”) of the MainStay All Cap Growth Fund, a series of Eclipse Funds Inc., was held at the offices of New York Life Investment Management LLC (“New York Life Investments”), 169 Lackawanna Avenue, Parsippany, New Jersey 07054 on Friday, October 16, 2009 at 9:30 a.m.

(b)	If the meeting involved the election of trustees, state the name of each trustee elected at the meeting and the names of all other trustees now in office;

N/A.

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

1.	To approve a Subadvisory Agreement between New York Life Investments and Epoch Investment Partners, Inc. (“Epoch”) to appoint Epoch as the subadvisor to the MainStay All Cap Growth Fund.

The above proposal was discussed in detail in the proxy statement.  No other business came before the Special Meeting.

With respect to the Mainstay All Cap Growth Fund, the proposal was passed by the shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the proposal presented before the Special Meeting held on October 16, 2009, were cast.  There were no votes cast in person at the Special Meeting.

Total Votes	Shares Voted	% of Voted	% of Total
For	8,948,986.614	99.137%	81.170%
Against	15,635.858	0.173%	0.142%
Abstain	62,247.465	0.690%	0.565%
Uninstructed	0.00	0.00%	0.00%
Total	9,026,869.937	100.00%	81.876%

C:\NrPortbl\NYLINV\MMOLINA\305831_1.DOC

Form N-SAR
Attachment for Item #77.C
Matters Submitted to a Vote of Security Holders

ECLIPSE FUNDS INC.
811-06175
For Period Ended 10/31/09

MainStay Income Manager Fund

(a)	The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting of shareholders (“Special Meeting”) of the MainStay Income Manager Fund, a series of Eclipse Funds Inc., was held at the offices of New York Life Investment Management LLC (“New York Life Investments”), 169 Lackawanna Avenue, Parsippany, New Jersey 07054 on Friday, October 16, 2009 at 9:30 a.m.

(b)	If the meeting involved the election of trustees, state the name of each trustee elected at the meeting and the names of all other trustees now in office;

N/A.

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

1.
To approve an Agreement and Plan of Reorganization providing for: (i) the acquisition of all of the assets and the assumption of all of the liabilities of the MainStay Income Manager Fund by the MainStay Total Return Fund, a series of The MainStay Funds, in exchange for shares of beneficial interest of the Mainstay Total Return Fund having an aggregate net asset value equal to the aggregate net asset value of the common stock of the MainStay Income Manager Fund; and (ii) the subsequent distribution of the shares and liquidation and dissolution of the MainStay Income Manager Fund.

The above proposal was discussed in detail in the proxy statement.  No other business came before the Special Meeting.

With respect to the MainStay Income Manager Fund, the proposal was passed by the shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the proposal presented before the Special Meeting held on October 16, 2009, were cast.  There were no votes cast in person at the Special Meeting.

Total Votes	Shares Voted	% of Voted	% of Total
For	15,301,646.539	98.721%	61.044%
Against	58,774.509	0.379%	0.234%
Abstain	139,438.806	0.900%	0.556%
Uninstructed	0.00	0.00%	0.00%
Total	15,499,859.854	100.00%	61.835%